FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FIRST QUARTER 2014
DILUTED EARNINGS PER SHARE OF $0.09
INCLUDING EFFECT OF $0.09 PER SHARE OF ACQUISITION AMORTIZATION

Sales of Next Generation Products Reach $294.1 million in the Quarter, Representing 47.8% Growth vs Prior Year Quarter

NEW YORK, July 23, 2013 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported diluted earnings per share equaled $0.09 in the first quarter of fiscal 2014.  Reported diluted earnings per share in the first quarter of fiscal 2013 were $0.21.  Excluding acquisition related amortization and specified items, non-GAAP EPS in the first fiscal quarter of 2014 and 2013 was $0.28 for both periods.  First quarter 2014 earnings were higher than anticipated primarily due to timing of spending for research and development expenses.

Product Sales Performance

Net sales for the quarter increased 6.0% to $796.9 million, from $751.8 million in the prior year quarter.  The increase in sales was driven by sales of the Company’s next generation products which totaled $294.1 million, an increase of 47.8% compared with the first quarter of fiscal 2013, partially offset by a decline in sales of Lexapro.

Central Nervous System Franchise

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Sales of Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer’s disease, recorded sales of $397.5 million during the quarter, an increase of 7.9% from last year’s first quarter.  Namenda XR™ (once-daily memantine HCl), was launched in June 2013 and recorded initial trade stocking of $14.0 million during the quarter.

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Viibryd® (vilazodone HCl), a selective serotonin reuptake inhibitor (SSRI) and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with major depressive disorder, recorded sales of $46.1 million during the quarter, an increase of 23.4% from last year’s first quarter.

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Lexapro® (escitalopram oxalate), an SSRI for the initial and maintenance treatment of MDD in adults and adolescents and generalized anxiety disorder in adults were $28.2 million compared with $110.0 million in the year-ago period.  The Lexapro patent expired on March 14, 2012.

Respiratory Franchise

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Daliresp® (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD), recorded sales of $24.0 million for the quarter, an increase of 35.2% from last year’s first quarter.

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Tudorza® (aclidinium bromide inhalation powder), an anticholinergic indicated for the long-term maintenance treatment of bronchospasm associated with COPD, recorded sales of $15.9 million during the quarter.  Tudorza was launched in December 2012 and recorded initial trade stocking of $12.2 million in the fiscal 2013 third quarter and sales of $10.8 million during the fiscal 2013 fourth quarter.

Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, recorded sales of $126.0 million, an increase of 16.8% over the year-ago period.

Linzess® (linaclotide), a guanylate cyclase agonist for the treatment of both irritable bowel syndrome with constipation and chronic idiopathic constipation in adults, recorded sales of $28.8 million during the quarter.  Linzess was launched in December 2012 and recorded initial trade stocking of $19.2 million in the fiscal 2013 third quarter and sales of $4.5 million during the fiscal 2013 fourth quarter.

Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor for the management of fibromyalgia, recorded sales of $25.0 million, a decrease of 6.0% from last year’s first quarter.

Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections, recorded sales of $14.2 million, an increase of 51.8% over last year’s first quarter.

Contract Revenue was $31.9 million in the current quarter compared to $65.8 million in the prior year first quarter.  Benicar® (olmesartan medoxomil) co-promotion income totaled $28.1 million, a decrease of $7.3 million, compared to $35.4 million in last year’s first quarter.  Per the agreement with Daichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company receives a residual royalty until the end of March 2014.  Last year’s first quarter also included $29.4 million in royalties from Mylan, Inc. on its sales of generic Lexapro.

Cost of Sales as a percentage of sales was 20.8% compared with 22.4% in last year’s first quarter.

Selling, General and Administrative expense for the current quarter was $443.9 million as compared to $382.3 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products: Namenda XR, Linzess, Tudorza, Viibryd, Daliresp and Teflaro.  Spending for the quarter also included a one-time charge of $26.2 million for the write-off of a loan to Nabriva Therapeutics related to a business development agreement for Nabriva’s novel antibiotic BC-3781.  The Company had the exclusive right to acquire Nabriva and did not exercise its right based on development and commercial considerations.

Research and Development for the current quarter was $185.4 million compared with $195.2 million in last year’s first quarter.  The current quarter included $18.0 million in development milestone expenses.  There were no development milestone payments in the prior year quarter.

Income Tax Expense for the quarter was $15.0 million, reflecting a quarterly effective tax rate of 39.2%.

Reported Net Income for the quarter ended June 30, 2013 was $23.3 million or $0.09 per diluted share compared to $55.3 million or $0.21 per diluted share reported for last year’s first quarter.

Diluted Weighted Average Shares Outstanding at June 30, 2013 were approximately 268,420,000.

Chairman and Chief Executive Officer

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are very pleased with the financial results for the quarter and particularly with the significant percentage increases in the sales of almost all of our new products and with the initial response to Linzess and Tudorza which were both launched this past December.  Collectively, our next generation products had sales of $294.1 million in the quarter, representing 47.8% growth in comparison to the comparable prior year quarter.

“We are also pleased with the continued positive progress of our late stage new product development pipeline.  During the quarter we and our partner Almirall, S.A. reported positive topline Phase III clinical trial results from two studies of the fixed dose combination of Tudorza and formoterol for the treatment of patients with moderate to severe COPD.  Also during this quarter, we reported positive topline results from a Phase III clinical trial from the study of the fixed dose combination of Bystolic and valsartan for the treatment of hypertension.  Following the successful completion of these two clinical development programs we are now in the process of preparing the submissions of New Drug Applications (NDA) to the FDA by the end of calendar 2013 for the Tudorza and formoterol combination, and in early calendar 2014 for the Bystolic-valsartan combination.  We believe the clinical benefit of these new fixed dose combinations may significantly increase the sales of our novel base products.

“In the next few days we expect a decision from the FDA on our NDA filing for levomilnacipran, a serotonin norepinephrine reuptake inhibitor for the treatment of major depressive disorder, and later in this calendar year we expect a decision from the FDA on our filing for cariprazine for the treatment of schizophrenia and acute mania associated with bipolar 1 disorder.

“During the quarter we were pleased to announce that we entered into a collaborative licensing option agreement with Trevena, Inc. for the development of TRV027, a novel beta-arrestin biased ligand of the angiotensin II type 1 receptor (AT1R) for the treatment of acute decompensated heart failure (ADHF).  TRV027 has the potential to be a significant new advance in the treatment of ADHF because it addresses the underlying pathophysiology of the disease which has been demonstrated in pre-clinical and early clinical work by Trevena.

“As is evident from the expansive portfolio of next generation product launches and continued advancements of our late-stage development pipeline we believe that we will continue to generate significant levels of sales and earnings to secure long-term growth for our Company.”

Use of Non-GAAP Financial Information

Forest provides non-GAAP financial measures as alternative views of the Company’s performance.  These measures exclude certain items (including costs, expenses, gains/ (losses) and other specified items) due to their significant and/or unusual individual nature and the impact they have on the analysis of underlying business performance and trends.  Management reviews these items individually and believes excluding these items provides information that enhances investors’ understanding of the Company’s financial performance.  Non-GAAP financial measures should be considered in addition to, but not in lieu of, net income and EPS prepared in accordance with accounting principles generally accepted in the United States (GAAP).  Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted income and its components (unlike GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.  Non-GAAP adjusted income and its components are presented solely to permit investors to more fully understand how management assesses performance.  A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows:

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Forest Laboratories, Inc.
Specified Items
For the Three Months Ended June 30, 2013 and 2012

	Three Months Ended June 30,
(In thousands)	2013	2012

Amortization arising from business combinations and acquisitions of product rights	$12,046	$8,858
Impact of specified items on Cost of goods sold	12,046	8,858

Amortization arising from business combinations and acquisitions of product rights	14,024	10,939
Write-off of Nabriva note receivable	26,182	-
Impact of specified items on Selling, general and administrative	40,206	10,939

Increase to pre-tax income	52,252	19,797

Income tax impact of specified items	-	-

Increase to net earnings	$52,252	$19,797

Forest Laboratories, Inc.
Reconciliation of Certain GAAP Line Items to Non-GAAP Line Items
For the Three Months Ended June 30, 2013 and 2012

	Three Months Ended June 30, 2013
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$667,568	$12,046	$679,614
Selling, general and administrative	443,863	40,206	403,657
Research and development	185,424	-	185,424
Earnings before provision for taxes	38,281	52,252	90,533
Provision for taxes	15,003	-	15,003
Earnings after provision for taxes	$23,278	$52,252	$75,530
Weighted average number of shares outstanding:	268,420	-	268,420

	Three Months Ended June 30, 2012
(In thousands)	GAAP Reported	Specified Items	Non-GAAP Adjusted

Gross profit	$652,904	$8,858	$661,762
Selling, general and administrative	382,309	10,939	371,370
Research and development	195,166	-	195,166
Earnings before provision for taxes	75,429	19,797	95,226
Provision for taxes	20,144	-	20,144
Earnings after provision for taxes	$55,285	$19,797	$75,082
Weighted average number of shares outstanding:	268,972	-	268,972

Forest Laboratories, Inc.
Reconciliation of GAAP EPS to Non-GAAP EPS
For the Three Months Ended June 30, 2013 and 2012

	Three Months Ended June 30,
	2013	2012

Reported Net income (loss):	$23,278	$55,285
Specified items net of tax:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	12,046	8,858
Recorded in Selling, general and administrative	14,024	10,939

Write-off of Nabriva note receivable	26,182	-

Impact of specified items on provision for income taxes	-	-

Adjusted Non-GAAP earnings:	$75,530	$75,082

Reported Diluted earnings per share:	$0.09	$0.21
Specified items net of tax:
Amortization arising from business combinations and acquisitions of product rights
Recorded in Cost of sales	0.04	0.03
Recorded in Selling, general and administrative	0.05	0.04

Write-off of Nabriva note receivable	0.10	-

Impact of specified items on provision for income taxes	-	-

Adjusted Non-GAAP earnings per share	$0.28	$0.28

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until August 23, 2013 at both websites and also by dialing (855) 859-2056 (US or Canada) or +1 (404) 537-3406 (international), Conference ID: 13783632.

About Forest Laboratories and Its Products

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.  Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	THREE MONTHS
	ENDED JUNE 30,
(In thousands, except per share amounts)
	2013	2012
Revenues:
Net sales	$796,853	$751,766
Contract revenue	31,918	65,835
Interest income and other	4,164	3,526
Net revenues	$832,935	$821,127

Costs and expenses:
Cost of goods sold	165,367	168,223
Selling, general and administrative	443,863	382,309
Research and development	185,424	195,166
	794,654	745,698

Income before income tax expense	38,281	75,429
Income tax expense	15,003	20,144
Net income	$23,278	$55,285

Net income per share:
Basic	$0.09	$0.21
Diluted	$0.09	$0.21

Weighted average number of shares outstanding:
Basic	267,115	268,389
Diluted	268,420	268,972